As filed with the Securities and Exchange Commission on May 14, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIMICRO INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15/F Shining Tower

No. 35 Xueyuan Road, Haidian District

Beijing 100083, People’s Republic of China

(8610) 6894-8888

(Address of registrant’s Principal Executive Offices)

Vimicro International Corporation

2005 Share Incentive Plan (as amended)

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 890-8940

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

David Wei Tang

Chief Financial Officer and Vice President of Finance

Vimicro International Corporation

15/F Shining Tower

No. 35 Xueyuan Road, Haidian District

Beijing 100083, People’s Republic of China

(8610) 6894-8888

David T. Zhang, Esq. Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place Central Hong Kong S.A.R., China (852) 2522-7886

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)(2)	Amount to be Registered(3)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(4)
Ordinary shares, $0.0001 par value per share	2,293,658	$0.79	$1,811,989.82	$129.19
Ordinary shares, $0.0001 par value per share	15,706,342	$1.11	$17,434,039.62	$1,243.05
Total	18,000,000		$19,246,029.44	$1,372.24

(1)	These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents four ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-129305), as amended.
(2)	Any ordinary shares covered by an award granted under the Vimicro International Corporation 2005 Share Incentive Plan, as amended and restated on December 14, 2006, March 27, 2008 and December 11, 2008 (the “Plan”) (or portion of an award) which is forfeited, canceled or expired (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares which may be issued under the Plan. Ordinary shares that actually have been issued under the Plan pursuant to an award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested ordinary shares are forfeited or repurchased by the Company at their original issue price, such ordinary shares shall become available for future grant under the Plan.
(3)	Represents a total of 18,000,000 shares, consisting of 2,293,658 ordinary shares issuable upon exercise of the outstanding options granted under the Plan and 15,706,342 ordinary shares issuable under the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Plan.
(4)	Pursuant to Rule 457(c) and 457(h)(1), the maximum aggregate offering price is calculated as the sum of (a) the product of 2,293,658 shares issuable upon the exercise of outstanding options granted under the Plan multiplied by the weighted average exercise price of approximately $0.79 per share, which equals to an aggregate offering price of $1,116,615.24, and (b) the product of the remaining 15,706,342 shares issuable under the Plan multiplied by the average of the high and low sales prices for the ADSs, as quoted on the Nasdaq Global Market on May 10, 2010, or $1.11 per share, which equals to an aggregate offering price of $19,246,029.44.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering additional 18,000,000 ordinary shares of Vimicro International Corporation (the “Registrant”) issuable pursuant to awards granted under the Vimicro International Corporation 2005 Share Incentive Plan, as amended and restated on December 14, 2006, March 27, 2008 and December 11, 2008 (the “Plan”).

Previously, 13,065,505 ordinary shares of the Registrant were registered for issuance under the Plan pursuant to the registrant’s registration statement on Form S-8 (File No. 333-135914). On December 14, 2006, the board of directors and shareholders of the Registrant approved an amendment to the Plan that effectively increased the maximum aggregate number of ordinary shares issuable pursuant to awards granted under the Plan by 8,000,000 ordinary shares to 21,065,505 ordinary shares. On March 27, 2008, the Plan was amended to permit the board of directors to approve or ratify repricing of outstanding share options. On December 11, 2008, the Plan was further amended that effectively increased the maximum aggregate number of ordinary shares issuable pursuant to awards granted under the Plan by 10,000,000 ordinary shares to 31,065,505 ordinary shares.

In accordance with General Instruction E to Form S-8, the contents of the registration statement on Form S-8 (File No. 333-135914), as amended, are incorporated herein by reference, except as otherwise set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Vimicro International Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the year ended December 31, 2009, filed with the Commission on May 12, 2010;

(b)	The description of the Registrant’s ordinary shares contained in its registration statement on Form 8-A (File No. 000-51606) filed with the Commission on November 8, 2005 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s ordinary shares set forth under “Description of Share Capital” in the Registrant’s prospectus filed with the Commission on November 15, 2005 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this registration statement, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on May 14, 2010.

VIMICRO INTERNATIONAL CORPORATION

By:	/S/ ZHONGHAN (JOHN) DENG
Name:	Zhonghan (John) Deng
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Mr. Zhonghan (John) Deng, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/S/ ZHONGHAN (JOHN) DENG	Chairman of the Board and Chief Executive Officer	May 14, 2010
Zhonghan (John) Deng

	/S/ DAVID WEI TANG	Chief Financial Officer and Vice President of Finance	May 14, 2010
David Wei Tang

	/S/ XIAODONG (DAVE) YANG	Director, Chief Technology Officer	May 14, 2010
Xiaodong (Dave) Yang

	/S/ ZHAOWEI (KEVIN) JIN	Director, President and Chief Operating Officer	May 14, 2010
Zhaowei (Kevin) Jin

	/S/ CHANGYONG (ROBERT) CHEN	Independent Director	May 14, 2010
Changyong (Robert) Chen

	/S/ THEODORE VAN DUZER	Independent Director	May 14, 2010
Theodore Van Duzer

	/S/ DONALD L. LUCAS	Independent Director	May 14, 2010
Donald L. Lucas

	/S/ ZHIJIE (JEFFERY) ZENG	Independent Director	May 14, 2010
Zhijie (Jeffery) Zeng

	/S/ DONALD J. PUGLISI	Authorized Representative in the United States	May 14, 2010
Name: Title:	Donald J. Puglisi Managing & Director, Puglisi & Associates

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of Vimicro International Corporation (incorporated by reference to Exhibit 3.1 from the Registrant’s registration statement on Form F-1 (File No. 333-129217), as amended, initially filed with the Commission on October 24, 2005)

4.2	Form of Deposit Agreement among Vimicro International Corporation, the depositary and holder of the American Depositary Receipts (incorporated by reference to Exhibit 4.3 from the Registrant’s registration statement on Form F-1 (File No. 333-129217), as amended, initially filed with the Commission on October 24, 2005)

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

10.1	2005 Share Inventive Plan, as amended and restated on December 11, 2008 (incorporated by reference to Exhibit 4.13 to the Registrant’s registration statement on Form 20-F (File No. 001-34225) filed with the Commission on July 9, 2009)

23.1*	Consent of Maples and Calder (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young Hua Ming, independent registered public accounting firm

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.